Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-191844

November 20, 2013

500.com Limited

500.com Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 (calling this numbers is not toll-free outside the United States). You may also access the Company’s most recent prospectus dated November 19, 2013, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on November 20, 2013, or Amendment No.  2, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1517496/000119312513447862/d138068df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated November 8, 2013. All references to page numbers are to page numbers in Amendment No. 2.

(i) Disclosures on underwriters compensation

The following paragraph has been inserted after the offering proceeds table on the prospectus front cover page:

“The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting.”

The following paragraph has been inserted after the offering table in the section “Commissions and Discounts” on page 166:

“We have agreed to reimburse the underwriters for certain out-of-pocket expenses of the underwriters payable by us, in an aggregate amount not to exceed US$0.5 million.”

(ii) Disclosures on the pro forma earnings (loss) per share

The pro forma loss per share information and footnote 1 to the consolidated statement of comprehensive income data in the “Prospectus Summary—Summary Consolidated Financial and Operation Data” section on page 11 has been replaced by the following:

	Year ended December 31,				For the nine months ended September 30,
	2010	2011	2012		2012	2013	2013
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Pro forma earnings (loss) per share(1)
Basic			(0.10)	(0.02)		0.08	0.01
Diluted			(0.10)	(0.02)		0.07	0.01
Non-GAAP financial data(2)
Adjusted net income (non-GAAP)(3)	73,852	85,193	29,866	4,880	27,928	29,508	4,821

(1)	The pro forma earnings (loss) per share for the year ended December 31, 2012 and for the nine months ended September 30, 2013 is computed assuming the following transactions were consummated on January 1, 2012, (i) the issuance of 11,677,151 Class A ordinary shares at the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share to pay for RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012, (ii) the issuance of 20,833,333 Class B ordinary shares from the automatic conversion of the US$20 million convertible note issued and sold to Sequoia on October 20, 2013 upon completion of this offering, based on the assumed conversion price of US$0.96 per ordinary share, equaling to 80% of the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share, (iii) the recognition of the interest expense of the convertible note and the change in fair value of the embedded derivative relating to the convertible note issued and sold to Sequoia in the aggregate amount of US$5 million in the consolidated statements of comprehensive income, and (iv) the issuance and sale of 12,500,000 Class B ordinary shares to Sequoia in a concurrent private placement at the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share, and is calculated as follows:

	For the year ended		For the nine months ended
	December 31, 2012	December 31, 2012	September 30, 2013	September 30, 2013
	RMB	US$	RMB	US$
	(in thousands, except for number of shares and per share data)
Numerator:
Net income attributable to ordinary shareholders for computing earnings (loss) per share—basic and diluted	4,243	693	20,598	3,365
Pro-forma effect of:
Interest expense and change in fair value of the embedded derivative	(30,600)	(5,000)	—	—

Pro forma net income (loss) attributable to ordinary shareholders for computing earnings (loss) per share—basic and diluted	(26,357)	(4,307)	20,598	3,365

Denominator:
Weighted average ordinary shares outstanding used in calculating basic earnings (loss) per share	229,374,777	229,374,777	228,768,220	228,768,220
Pro forma effect of:
Issuance of 11,677,151 ordinary shares to pay for RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012	11,677,151	11,677,151	11,677,151	11,677,151
Issuance of 20,833,333 ordinary shares from the automatic conversion of the convertible note	20,833,333	20,833,333	20,833,333	20,833,333
Issuance of 12,500,000 ordinary shares in a concurrent private placement	12,500,000	12,500,000	12,500,000	12,500,000

Pro-forma weighted average ordinary shares outstanding used in calculating basic earnings (loss) per share	274,385,261	274,385,261	273,778,704	273,778,704
Share options	— *	— *	17,536,696	17,536,696
Pro-forma weighted average ordinary shares outstanding used in calculating diluted earnings (loss) per share	274,385,261	274,385,261	291,315,400	291,315,400

Pro-forma earnings (loss) per share:
Basic	(0.10)	(0.02)	0.08	0.01

Diluted	(0.10)	(0.02)	0.07	0.01

*	The dilutive effects of employee share options granted were excluded from the computation of 2012 diluted loss per share because their effects would have been anti-dilutive.

The pro forma loss per share information and footnote 1 to the consolidated statement of comprehensive income data in the “Selected Consolidated Financial and Operating Data” section on page 61 has been replaced with the following:

	Year ended December 31,					For the nine months ended September 30,
	2009	2010	2011	2012		2012	2013	2013
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
Pro forma earnings (loss) per share(1)
Basic				(0.10)	(0.02)		0.08	0.01
Diluted				(0.10)	(0.02)		0.07	0.01
Non-GAAP financial data(2)
Adjusted net income (non-GAAP)(3)	34,474	73,852	85,193	29,866	4,880	27,928	29,508	4,821

(1)	The pro forma earnings (loss) per share for the year ended December 31, 2012 and for the nine months ended September 30, 2013 is computed assuming the following transactions were consummated on January 1, 2012, (i) the issuance of 11,677,151 Class A ordinary shares at the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share to pay for RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012, (ii) the issuance of 20,833,333 Class B ordinary shares from the automatic conversion of the US$20 million convertible note issued and sold to Sequoia on October 20, 2013 upon completion of this offering, based on the assumed conversion price of US$0.96 per ordinary share, equaling to 80% of the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share, (iii) the recognition of the interest expense of the convertible note and the change in fair value of the embedded derivative relating to the convertible note issued and sold to Sequoia in the aggregate amount of US$5 million in the consolidated statements of comprehensive income, and (iv) the issuance and sale of 12,500,000 Class B ordinary shares to Sequoia in a concurrent private placement at the mid-point of the estimated range of the public offering price of US$1.20 per ordinary share, and is calculated as follows:

	For the year ended		For the nine months ended
	December 31, 2012	December 31, 2012	September 30, 2013	September 30, 2013
	RMB	US$	RMB	US$
	(in thousands, except for number of shares and per share data)
Numerator:
Net income attributable to ordinary shareholders for computing earnings (loss) per share—basic and diluted	4,243	693	20,598	3,365
Pro-forma effect of:
Interest expense and change in fair value of the embedded derivative	(30,600)	(5,000)	—	—

Pro forma net income (loss) attributable to ordinary shareholders for computing earnings (loss) per share—basic and diluted	(26,357)	(4,307)	20,598	3,365

Denominator:
Weighted average ordinary shares outstanding used in calculating basic earnings (loss) per share	229,374,777	229,374,777	228,768,220	228,768,220
Pro forma effect of:
Issuance of 11,677,151 ordinary shares to pay for RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012	11,677,151	11,677,151	11,677,151	11,677,151
Issuance of 20,833,333 ordinary shares from the automatic conversion of the convertible note	20,833,333	20,833,333	20,833,333	20,833,333
Issuance of 12,500,000 ordinary shares in a concurrent private placement	12,500,000	12,500,000	12,500,000	12,500,000

Pro-forma weighted average ordinary shares outstanding used in calculating basic earnings (loss) per share	274,385,261	274,385,261	273,778,704	273,778,704
Share options	— *	— *	17,536,696	17,536,696
Pro-forma weighted average ordinary shares outstanding used in calculating diluted earnings (loss) per share	274,385,261	274,385,261	291,315,400	291,315,400

Pro-forma earnings (loss) per share:
Basic	(0.10)	(0.02)	0.08	0.01

Diluted	(0.10)	(0.02)	0.07	0.01

*	The dilutive effects of employee share options granted were excluded from the computation of 2012 diluted loss per share because their effects would have been anti-dilutive.

The note “23.PRO-ROMA EARNINGS PER SHARE FOR DISTRIBUTION OF DIVIDENDS (UNAUDITED)” under the “Notes to the Consolidated Financial Statements” on page F-42 has been replaced with the following:

23.	PRO-FORMA EARNINGS PER SHARE FOR DISTRIBUTION OF DIVIDENDS (UNAUDITED)

On December 6, 2012, the Company declared a distribution of dividends. The unaudited pro-forma earnings per share (basic and diluted) for the year ended December 31, 2012 after giving effect to the issuance of 11,677,151 Class A ordinary shares on January 1, 2012 at the midpoint of the estimated range of the public offering price of US$1.20 per share to pay RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012 are calculated as follows:

	For the year ended
	December 31, 2012	December 31, 2012
	RMB	US$
	(unaudited)	(unaudited)
Numerator:
Net income attributable to ordinary shareholders for computing earnings per share – basic and diluted	4,243	693

Denominator:
Weighted average ordinary shares outstanding used in calculating basic earnings per share	229,374,777	229,374,777
Pro-forma effect of dividends	11,677,151	11,677,151

Pro-forma weighted average ordinary shares outstanding used in calculating basic earnings per share	241,051,928	241,051,928
Share options	4,303,704	4,303,704

Pro-forma weighted average ordinary shares outstanding used in calculating diluted earnings per share	245,355,632	245,355,632

Pro-forma earnings per share:
Basic	0.02	-

Diluted	0.02	-

The note “16.PRO-FORMA EARNINGS PER SHARE FOR DISTRIBUTION OF DIVIDENDS” under the “Notes to the Unaudited Interim Condensed Consolidated Financial Statements” on page F-61 has been replaced with the following:

16.	PRO-FORMA EARNINGS PER SHARE FOR DISTRIBUTION OF DIVIDENDS

On December 6, 2012, the Company declared a distribution of dividends. The unaudited pro-forma earnings per share (basic and diluted) for the nine months ended September 30, 2013 after giving effect to the issuance of 11,677,151 Class A ordinary shares on January 1, 2012 at the midpoint of the estimated range of the public offering price of US$1.20 per share to pay RMB85.8 million dividend declared in excess of net income of RMB4.2 million for the year ended December 31, 2012 are calculated as follows:

	For the nine months ended
	September 30, 2013	September 30, 2013
	RMB	US$
	(unaudited)	(unaudited)
Numerator:
Net income attributable to ordinary shareholders for computing earnings per share – basic and diluted	20,598	3,365

Denominator:
Weighted average ordinary shares outstanding used in calculating basic earnings per share	228,768,220	228,768,220
Pro-forma effect of dividends	11,677,151	11,677,151

Pro-forma weighted average ordinary shares outstanding used in calculating basic earnings per share	240,445,371	240,445,371
Share options	17,536,696	17,536,696

Pro-forma weighted average ordinary shares outstanding used in calculating diluted earnings per share	257,982,067	257,982,067

Pro-forma earnings per share:
Basic	0.09	0.01

Diluted	0.08	0.01

(iii) Exchange Rate Information

The “Exchange Rate Information” section on page 52 has been replaced with the following:

EXCHANGE RATE INFORMATION

Substantially all of our operations are conducted in China and all of our service fees are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise stated, all translations of the RMB into U.S. dollars were made at RMB6.1200 to US$1.00, the noon buying rate on September 30, 2013, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On November 15, 2013 the noon buying rate was RMB6.0920 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange Rate
Period	Period End	Average(l)	Low	High
	(RMB per US$1.00)
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4630	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013
April	6.1647	6.1861	6.2078	6.1647
May	6.1340	6.1416	6.1665	6.1213
June	6.1374	6.1342	6.1488	6.1248
July	6.1284	6.1343	6.1408	6.1284
August	6.1193	6.1213	6.1302	6.1145
September	6.1200	6.1198	6.1213	6.1178
October	6.0943	6.1032	6.1209	6.0815
November (through November 15)	6.0920	6.0936	6.0993	6.0906

Source: Federal Reserve Statistical Release

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

(iv) Trademarks held by the Company relating to “500.com”

The last sentence in the section titled “Our Business—Intellectual Property” on page 111 has been replaced by the following:

“We have registered 43 trademarks relating to “500wan” and 39 trademarks relating to “500.com” with the PRC Trademark Office of the State Administration for Industry and Commerce, or the Trademark Office.”

(v) Reserved ADSs

The maximum size of reserved ADSs, as stated in the preliminary prospectus dated November 8, 2013, was 5%. It has now been changed to 10%.

In light of the above change, we have revised the disclosure included in the “Prospectus Summary—The Offering—Reserved ADSs” section on page 8, and the first paragraph under “Underwriting—Reserved ADSs” on page 167.

THE OFFERING

Reserved ADSs	At our request, the underwriters have reserved for sale, at the public offering price, up to an aggregate of 10% of the ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Reserved ADSs

At our request, the underwriters have reserved for sale, at the public offering price, up to 10% of the ADSs offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserved ADSs, this will reduce the number of ADSs available for sale to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.

(vi) Increase in the estimated range of the public offering price

The estimated range of the public offering price range, as stated in the preliminary prospectus dated November 8, 2013, was between US$9.00 and US$11.00 per ADS. The estimated range of the public offering price has now been changed to between $11.00 and $13.00 per ADS.

In light of the above change, we have revised the disclosures that are contingent on the estimated range of the initial public offering price in Amendment No. 2 to the Company’s registration statement on Form F-1 filed with the SEC on November 20, 2013. Set forth below are the revised (1) prospectus front cover page; (2) the paragraphs titled “Convertible note issued and sold to Sequoia” and “Concurrent private placement to Sequoia” in the “Prospectus Summary—Recent Developments” section on page 7; (3) the paragraphs titled “Price per ADS”, “Class B ordinary shares outstanding immediately after completion of this offering” on page 8, the paragraphs titled “Sequoia concurrent private placement” and “Use of proceeds” on page 9 in the “Prospectus Summary—The Offering” section; (4) the risk factor titled “Future sales or perceived sales of our ADSs or ordinary shares by existing shareholders could cause our ADSs price to decline.” in the “Risk Factors” section on page 37; (5) the risk factor titled “Because the public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.” in the “Risk Factors” section on page 38; (6) the first paragraph in the risk factor titled “ Holders of our Class B ordinary shares will control the outcome of shareholder actions in our company.” in the “Risk Factors” section on page 40; (7) the first paragraph in risk factor titled “Our dual-class share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.” in the “Risk Factors” section on page 41; (8) the first paragraph in the “Use of Proceeds” section on page 47; (9) “Capitalization” section on page 49; (10) the “Dilution” section on pages 50 and 51; (11) the third paragraph in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk—Foreign Exchange Risk” section on page 89; (12) the second paragraph and the share beneficiary ownership table on page 131, the footnotes 11 and 12 to the share beneficiary ownership table on pages 132 and 133, and the fourth and the eighth paragraphs on page 134 under the “Principal Shareholders” section; (13) the second paragraph in the “Description of Share Capital” section on page 137; (14) the first paragraph in the “Shares Eligible for Future Sale” section and the first paragraph in the “Shares Eligible for Future Sale—Rule 144” section on page 156; and (15) the second paragraph in the “Underwriting—Reserved ADSs” on page 167.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 20, 2013.

500.com Limited

5,786,000 American Depositary Shares

Representing 57,860,000 Class A Ordinary Shares

This is the initial public offering of 500.com Limited. We are offering 5,786,000 American depositary shares, or ADSs. Each ADS represents 10 Class A ordinary shares, par value US$0.00005 per share of 500.com Limited.

Our ordinary shares will be divided into Class A and Class B ordinary shares upon completion of this offering. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one vote per share, and each Class B ordinary share will be entitled to 10 votes per share and will be convertible at any time into one Class A ordinary share. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. Ordinary shares held by our existing shareholders prior to this offering will be redesignated as our Class B ordinary shares upon completion of this offering. Assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs, upon completion of this offering, holders of our Class B ordinary shares will hold 264,761,553 Class B ordinary shares, or 82.1% of the combined total of our outstanding Class A and Class B ordinary shares (representing 97.9% of the total voting rights) in our company, assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus. Our dual-class share structure involves certain risks. See the relevant risk factors in this prospectus for a detailed discussion of such risks.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently estimated that the public offering price per ADS will be between US$11.00 and US$13.00. We have applied for listing of the ADSs on the New York Stock Exchange, or the NYSE, under the symbol “WBAI.”

We are an “emerging growth company” under the applicable U.S. federal securities laws and will be subject to reduced public company reporting requirements.

See “Risk Factors” beginning on page 14 to read about factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to 500.com Limited	US$	US$

The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting.”

The underwriters have an option to purchase up to an additional 867,900 ADSs from us at the public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on or about                     , 2013.

Deutsche Bank Securities

Piper Jaffray	Oppenheimer & Co.

Prospectus dated                     , 2013.

Recent Developments

Convertible note issued and sold to Sequoia

On October 21, 2013, pursuant to a convertible note purchase agreement, we issued a convertible note in an aggregate principal amount of US$20 million to Sequoia Capital 2010 CGF Holdco, Ltd., or Sequoia. The convertible note will be due on June 30, 2014 and bears interest at 10% per annum, or 13% per annum upon an event of default, in both cases uncompounded and computed on the basis of the actual number of days elapsed. The convertible note will be automatically converted into our Class B ordinary shares immediately upon completion of this offering. The conversion price per Class B ordinary share will be equal to 80% of the public offering price of our ADSs, adjusted to reflect our ADS-to-ordinary share ratio. Assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus, the convertible note would be automatically converted into 20,833,333 Class B ordinary shares upon completion of this offering. In the event of automatic conversion triggered by this offering, the convertible note will be deemed interest free between the date of issuance and the date of conversion.

Assuming that this offering occurs before December 31, 2013, in connection with the issuance and automatic conversion of the convertible note, we will recognize the interest expense of the convertible note and the change in the fair value of the embedded derivative relating to the convertible note in the aggregate amount of US$5 million through the consolidated statements of comprehensive income for the year and quarter ending December 31, 2013.

Concurrent private placement to Sequoia

Concurrently with, and subject to, completion of this offering, Sequoia has agreed to purchase from us our Class B ordinary shares, at a price equal to the public offering price of our ADSs in this offering, adjusted to reflect our ADS-to-ordinary share ratio, for a total purchase price of US$15 million in a concurrent private placement. Assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus, Sequoia will purchase 12,500,000 Class B ordinary shares in the concurrent private placement.

THE OFFERING

Price per ADS	We estimate that the public offering price will be between US$11.00 and US$13.00 per ADS.

Class B ordinary shares outstanding
immediately after completion of this offering

264,761,553 Class B ordinary shares, which include (i) 231,428,220 Class B ordinary shares redesignated from our ordinary shares outstanding immediately prior to completion of this offering, (ii) 20,833,333 Class B ordinary shares to be issued upon automatic conversion of the convertible note and (iii) 12,500,000 Class B ordinary shares to be issued in the concurrent private placement to Sequoia, in each case assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus.

Sequoia concurrent private placement	Concurrently with, and subject to, completion of this offering, Sequoia has agreed to purchase from us our Class B ordinary shares, at a price per share equal to the public offering price of our ADSs in this offering, adjusted to reflect our ADS-to-ordinary share ratio, for a total purchase price of US$15 million. Assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus, Sequoia would purchase 12,500,000 Class B ordinary shares. This private placement is being made pursuant to an exemption from registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, in reliance upon Regulation S under the Securities Act. See “Underwriting.” Class B ordinary shares to be issued and sold to Sequoia in this concurrent private placement will be subject to a 180-day lock-up arrangement commencing on the date of this prospectus.

Use of proceeds	We estimate that we will receive net proceeds of approximately US$75.8 million from this offering and the concurrent private placement to Sequoia, assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We anticipate using the net proceeds of this offering for continuing investment in our marketing initiatives, including advertising our research and development, and our technology platform. We expect to use any remaining amounts for general corporate purposes, including working capital needs, incremental costs associated with being a public company and potential acquisitions. See “Use of Proceeds” for more information.

Future sales or perceived sales of our ADSs or ordinary shares by existing shareholders could cause our ADSs price to decline.

If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up period and the lapse of other legal restrictions on resale discussed in this prospectus, the trading price of our ordinary shares could decline. Upon closing of this offering and the concurrent private placement to Sequoia, we will have 322,621,553 outstanding ordinary shares. All ADSs sold in this offering will be freely tradable, without restriction, in the public market. The representative of the underwriters may, in its sole discretion, permit any party subject to lock-up agreements to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire (180 days or more from the date of this prospectus), all of our outstanding shares will be eligible for sale in the public market, but they will be subject to volume limitations under Rule 144 under the Securities Act. In addition, ordinary shares subject to outstanding options under our share incentive plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline.

Because the public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of US$8.9 per ADS (assuming (i) the automatic conversion of the convertible note issued to Sequoia into Class B ordinary shares immediately upon completion of this offering, based on a conversion price of US$0.96 per ordinary share, which, pursuant to the convertible note, equals to 80% of the public offering price of our ADS adjusted to reflect our ADS-to-ordinary share ratio and based on an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, (ii) the issuance and sale of Class B ordinary shares to Sequoia in connection with the concurrent private placement at an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price shown on the front cover of this prospectus, and (iii) no exercise of outstanding options to acquire Class A ordinary shares or the underwriters’ option to acquire additional ADSs), representing the difference between our pro forma net tangible book value per ADS as of September 30, 2013, after giving effect to this offering and the assumed public offering price of US$12.00 per ADS (the mid-point of the estimated range of the public offering price shown on the front cover of this prospectus). In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of outstanding share options. Substantially all of the Class A ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the public offering price per ADS in this offering.

Holders of our Class B ordinary shares will control the outcome of shareholder actions in our company.

Under our amended and restated memorandum and articles of association, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares upon completion of this offering. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 10 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs, upon completion of this offering and the concurrent private placement to Sequoia, holders of our Class B ordinary shares will hold 264,761,553 Class B ordinary shares, or 82.1% of the combined total outstanding ordinary shares (representing 97.9% of the total voting rights) in our company, which include (i) Class B ordinary shares redesignated from our ordinary shares outstanding prior to completion of this offering, (ii) Class B ordinary shares to be automatically converted from the convertible note and (iii) Class B ordinary shares to be issued and sold by us to Sequoia in connection with the concurrent private placement, in both cases assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus. Their shareholding, in particular the greater voting rights of the Class B ordinary shares, gives Class B ordinary shareholders the power to control any actions that require shareholder approval under Cayman Islands law, our amended and restated memorandum and articles of association and the NYSE requirements, including the election and removal of any member of our board of directors, mergers, consolidations and other business combinations, changes to our amended and restated memorandum and articles of association, the number of shares available for issuance under share incentive plans and the issuance of significant amounts of our ordinary shares in private placements. Due to the disparate voting rights attached to the two classes of our ordinary shares, holders of our Class B ordinary shares could have sufficient voting rights to determine the outcome of all matters requiring shareholder approval even if it should, at some point in the future, hold considerably less than a majority of the combined total of our outstanding Class A and Class B ordinary shares.

Our dual-class share structure with different voting rights could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our amended and restated memorandum and articles of association provide for a dual-class share structure. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 10 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Our existing shareholders, Sequoia and Blue Ivy Investment Limited, if Sequoia, Blue Ivy Investment Limited exercise their options to exchange certain exchangeable notes into our Class B ordinary shares held by certain of our current shareholders upon completion of this offering (and two third parties independent to Blue Ivy Investment Limited and us upon a contemplated transfer from Blue Ivy Investment Limited to such third parties prior to the consummation of this offering), will together hold 264,761,553 Class B ordinary shares upon completion of this offering, each of which is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately US$75.8 million consisting of (i) US$60.8 million from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us in connection with this offering and based upon an assumed public offering price of US$12.00 per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus) and (ii) US$15.0 million from the concurrent private placement to Sequoia. A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS would increase (decrease) the net proceeds to us from this offering and the concurrent private placement to Sequoia by US$5.4 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us in connection with this offering and assuming (i) no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and (ii) the completion of the concurrent private placement to Sequoia.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013 presented on:

•	an actual basis; and

•	as adjusted basis to give effect to (i) the redesignation of all of our outstanding ordinary shares immediately prior to this offering into Class B ordinary shares upon completion of this offering, (ii) the issuance and sales of US$20 million convertible note to Sequoia in October 2013, (iii) the automatic conversion of the convertible note issued and sold to Sequoia into Class B ordinary shares upon completion of this offering, based on a conversion price of US$0.96 per ordinary share, which, pursuant to the convertible note, equals to 80% of the public offering price of our ADSs adjusted to reflect our ADS-to-ordinary share ratio and based on an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, (iv) the issuance and sale of 12,500,000 Class B ordinary shares to Sequoia in a concurrent private placement at an assumed public offering price of US$12.00 per ADS on a per ordinary share basis, the mid-point of the estimated range of the public offering price shown on the front cover of this prospectus, and (v) the issuance and sale of the Class A ordinary shares in the form of 5,786,000 ADSs offered hereby at an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering and assuming no exercise of the underwriters’ over-allotment option and no other change to the number of ADSs sold by us as set forth on the cover page of this prospectus.

The as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2013
	Actual		As adjusted
	RMB	US$	RMB	US$
	(in thousands)
Convertible note	—	—	—	—
Shareholders’ equity:
Ordinary shares, US$0.00005 par value per share, 931,878,540 shares authorized; 228,768,220 shares issued and outstanding	84	14	—	—
Class A ordinary shares, par value US$0.00005 per share, 700,000,000 shares authorized; 57,860,000 shares issued and outstanding on a pro forma as adjusted basis	—	—	18	3
Class B ordinary shares, par value US$0.00005 per share, 300,000,000 shares authorized; 262,101,553 shares issued and outstanding on a pro forma as adjusted basis	—	—	94	15
Additional paid-in capital(1)	258,802	42,288	875,497	143,055
Accumulated other comprehensive income	17,284	2,824	17,284	2,824
Accumulated deficit	(253,875)	(41,484)	(284,475)	(46,483)

Total shareholders’ equity	22,295	3,642	608,418	99,414

Total capitalization(1)	22,295	3,642	608,418	99,414

(1)	A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS would increase (decrease) each of additional paid-in capital, total equity and total capitalization by US$5.4 million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2013 was US$3.1 million, or US$0.01 per ordinary share, and US$0.13 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, deferred initial public offering costs and total liabilities from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after September 30, 2013, other than to give effect to (i) the redesignation of all of our outstanding ordinary shares immediately prior to this offering into Class B ordinary shares upon completion of this offering, (ii) the issuance and sales of US$20 million convertible note to Sequoia in October 2013, (iii) the automatic conversion of the convertible note issued and sold to Sequoia into Class B ordinary shares upon completion of this offering, based on a conversion price of US$0.96 per ordinary share, which, pursuant to the convertible note, equals to 80% of the public offering price of our ADSs adjusted to reflect our ADS-to-ordinary share ratio and based on an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, (iv) the issuance and sale of 12,500,000 Class B ordinary shares to Sequoia in connection with a concurrent private placement at an assumed public offering price of US$12.00 per ADS on a per ordinary share basis, the mid-point of the estimated range of the public offering price shown on the front cover of this prospectus, and (v) the issuance and sale of the 5,786,000 ADSs offered in this offering at an assumed public offering price of US$12.00 per ADS, the mid-point of the estimated public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of US$60.8 million after deducting underwriting discounts and commissions and estimated offering expenses in connection with this offering, our pro forma net tangible book value as of September 30, 2013 would have been US$98.8 million, US$0.31 per outstanding ordinary share, including ordinary shares represented by our outstanding ADSs, and US$3.09 per ADS. This represents an immediate increase in pro forma net tangible book value of US$0.30 per ordinary share, or US$2.96 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of US$0.89 per ordinary share, or US$8.9 per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

Assumed public offering price per Class A ordinary share	US$	1.20
Net tangible book value per ordinary share as of September 30, 2013	US$	0.01
Increase in net tangible book value per ordinary share attributable to the sales and conversion of convertible note into ordinary shares	US$	0.08
Increase in net tangible book value per ordinary share attributable to price paid by Sequoia for the issuance of 12,500,000 ordinary shares to Sequoia at the midpoint of the estimated range of the public offering price of US$12.00 per ADS with net proceeds of US$15 million	US$	0.06
Increase in net tangible book value per ordinary share attributable to price paid by new investors	US$	0.16
Pro forma net tangible book value per ordinary share after the offering	US$	0.31
Dilution in net tangible book value per ordinary share to new investors in the offering	US$	0.89
Dilution in net tangible book value per ADS to new investors in the offering	US$	8.90

A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by US$5.4 million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering, the concurrent private placement and the automatic conversion by US$0.02 per ordinary share and US$0.19 per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.08 per Class A ordinary share and US$0.80 per ADS, assuming (i) no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, (ii) the issuance of Class B ordinary shares by us to Sequoia in connection with the conversion of the convertible note and the concurrent private placement, and after deducting underwriting discounts and commissions and estimated offering expenses of the offering. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes on a pro forma basis the differences as of September 30, 2013 between the existing shareholders and the new investors with respect to the number of ordinary shares represented by ADSs purchased from us, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts and commissions and estimated offering expenses of this offering. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share equivalent and per ADS equivalent is subject to adjustment based on the actual public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary Shares Purchased		Total Consideration			Average Price per Ordinary Share Equivalent		Average Price per ADS Equivalent
	Number	Percent	Amount		Percent
Existing shareholders	228,768,220	71%	US$	27,177,311	22%	US$	0.12	US$	1.19
New investors*	91,193,333	29%	US$	95,772,000	78%	US$	1.05	US$	10.50

Total	319,961,553	100.0%	US$	122,949,311	100.0%	US$	0.38	US$	3.84

*	Includes (i) 20,833,333 ordinary shares issuable upon the automatic conversion of our US$20 million convertible notes, which were issued and sold to Sequoia in October 2013, immediately upon the completion of this offering, and (ii) 12,500,000 ordinary shares issuable in the concurrent private placement to Sequoia.

A US$1.00 increase (decrease) in the assumed public offering price of US$12.00 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$5.4 million, US$5.4 million and US$0.20, respectively, assuming (i) no change in the number of ADSs sold by us as set forth on the cover page of this prospectus, (ii) the issuance of Class B ordinary shares by us to Sequoia in connection with the conversion of the convertible note and the concurrent private placement and without deducting underwriting discounts and commissions and estimated offering expenses of this offering.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

We estimate that we will receive net proceeds of approximately US$75.8 million from this offering and the concurrent private placement to Sequoia, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us in connection with this offering, based on the public offering price of US$12.00 per ADS. Assuming that we convert the full amount of the net proceeds from this offering and the concurrent private placement to Sequoia into RMB, a 10% appreciation of the RMB against the U.S. dollar, from a rate of RMB6.120 to US$1.00 to a rate of RMB5.5636 to US$1.00, will result in a decrease of RMB42.2 million (US$6.9 million) of the net proceeds from this offering and the concurrent private placement to Sequoia. Conversely, a 10% depreciation of the RMB against the U.S. dollar, from a rate of RMB6.120 to US$1.00 to a rate of RMB6.800 to US$1.00, will result in an increase of RMB51.5 million (US$8.4 million) of the net proceeds from this offering and the concurrent private placement to Sequoia.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares, by:

•	each person known to us to own beneficially more than 5.0% of our ordinary shares; and

•	each of our directors and executive officers.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of ordinary shares beneficially owned by such person, including ordinary shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 231,428,220. The total number of ordinary shares outstanding after completion of this offering will be 57,860,000 Class A ordinary shares and 264,761,553 Class B ordinary shares, assuming a public offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus and (i) no change in the number of ADSs offered by us as set forth on the cover page of this prospectus, (ii) issuance of Class B ordinary shares to Sequoia in connection with the conversion of the convertible note and the concurrent private placement to Sequoia, and (iii) the underwriters do not exercise their over-allotment option. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering		Percentage of Votes Held After This Offering
	Number	Percent	Number	Percent	Percent
Directors and Executive Officers:
Man San Law(1)	54,933,854	23.7%	54,933,854	17.0%	20.1%
Qi Li(2)	30,753,168	13.0%	30,753,168	9.4%	9.7%
Jiepin Fu(3)	23,878,221	10.3%	23,878,221	7.4%	8.8%
Ying Zou(4)	4,000,000	1.7%	4,000,000	1.2%	1.5%
Zhengming Pan(5)	2,400,000	1.0%	2,400,000	0.7%	0.9%
Lei Zheng	*	*	*	*	*
Zhaofu Tian	*	*	*	*	*
Punleung Liu	*	*	*	*	*
Jinping Ma	—	—	—	—	—
Jun Niu	—	—	—	—	—
Honghui Deng	—	—	—	—	—
Zhe Wei	—	—	—	—	—
Min Fan	—	—	—	—	—
Catherine Qin Zhang	—	—	—	—	—
Qian Sun	—	—	—	—	—
Yu Wei	—	—	—	—	—

Principal Shareholders:
Clear Treasure Group Limited(3)	23,878,221	10.3%	23,878,221	7.4%	8.8%
Delite Limited(6)	29,008,836	12.5%	29,008,836	9.0%	10.7%
Brothers Union International Limited(7)	25,749,188	11.1%	25,749,188	8.0%	9.5%
Smart Mega Holding Limited(8)	25,265,018	10.9%	25,265,018	7.8%	9.3%
HWL Partners Limited(9)	14,574,840	6.3%	14,574,840	4.5%	5.4%
Vivoland Limited(10)	16,113,055	7.0%	16,113,055	5.0%	6.0%
Blue Ivy Investment Limited(11)	—	—	20,833,333	6.5%	7.7%
Sequoia Capital 2010 CGF Holdco, Ltd.(12)	—	—	38,541,666	11.9%	14.2%

(11)	represents 20,833,333 Class B ordinary shares acquirable from Vivoland Limited and Brother Union Investment Limited upon the exercise of exchange options granted to Blue Ivy Investment Limited by Vivoland Limited. Pursuant to an exchangeable, note agreement, Vivoland Limited issued exchangeable notes to Blue Ivy Investment Limited in the aggregate principal amount of US$20 million. The exchangeable notes are exchangeable at the option of Blue Ivy Investment Limited, into the number of Class B ordinary shares owned by Vivoland Limited equivalent to the outstanding amount of the exchangeable notes divided by the applicable exchange price immediately upon the completion of this offering. The exchange price per Class B ordinary share shall be equal to 80% of the initial public offering price of our ADSs adjusted to reflect our ADS-to-ordinary share ratio. Based on the mid-point of the estimated range of the public offering price, the exchangeable notes can be exchanged into 20,833,333 Class B ordinary shares upon the completion of this offering. Blue Ivy Investment Limited is a company limited by shares incorporated under the laws of the British Virgin Islands. Vision Knight Capital (China) Fund I, L.P. owns a majority of the issued and outstanding shares of Blue Ivy Investment Limited. Vision Knight Capital General Partners Ltd., acting as the general partner of Vision Knight Capital (China) Fund I, L.P., has the power to direct Blue Ivy Investment Limited as to the voting and disposition of shares directly and indirectly held by Blue Ivy Investment Limited. Mr. Zhe Wei and Mr. Daming Zhu are the directors of Vision Knight Capital General Partners Ltd. and have the power to, through unanimous resolutions, direct Blue Ivy Investment Limited as to the voting and disposition of shares directly and indirectly held by Blue Ivy Investment Limited. Each of
Mr. Zhe Wei and Mr. Daming Zhu disclaims beneficial ownership of any of the shares held by Blue Ivy Investment Limited except to the extent of his pecuniary interest therein. The registered office of Blue Ivy Investment Limited is at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. Blue Ivy Investment Limited has indicated to us that it is contemplating transferring ordinary shares acquired upon the exercise of exchange options to two third parties, namely Brilliant Vantage Investment Limited and NETDRAGON WEBSOFT INC., for an aggregate consideration of US$2 million and US$1 million, respectively, at a transfer price per share equals to the exchange price per share prior to the consummation of this offering. Brilliant Vantage Investment Limited and NETDRAGON WEBSOFT INC. are both third parties independent to Blue Ivy Investment Limited and to us and are currently not our shareholders. Assuming a transfer price of US$0.96 per share, being 80% of the mid-point of the estimated range of the offering price, the two third parties will acquire 1,041,667 and 2,083,333 ordinary shares after the transfers, respectively, representing 0.32% and 0.64% immediately following this offering. Assuming the transfer is consummated, Blue Ivy will hold 17,708,333 ordinary shares, representing 5.5% of our outstanding ordinary shares and 6.5% of votes of our ordinary shares immediately following this offering. Ilove Angels Limited, a BVI company wholly owned by Lim Sze Han, owns a majority of the issued and outstanding shares of Brilliant Vantage Investment Limited, a BVI company. Ms. Wei Ji is the sole director of Brilliant Vantage Investment Limited and has the power to direct Brilliant Vantage Investment Limited as to the voting and disposition of shares directly and indirectly held by Brilliant Vantage Investment Limited. NetDragon Websoft Inc., a Cayman Islands company which is publicly listed on the Hong Kong Stock Exchange, owns all the issued and outstanding shares of NETDRAGON WEBSOFT INC., a BVI company. Dejian Liu, Luyuan Liu, Hongzhan Chen, Dongliang Lin are directors of NETDRAGON WEBSOFT INC., and have the power to direct NETDRAGON WEBSOFT INC. as to the voting and disposition of shares directly and indirectly held by NETDRAGON WEBSOFT INC.

(12)	represent (i) 20,833,333 Class B ordinary shares issuable upon automatic conversion of the convertible note upon the completion of this offering, (ii) 12,500,000 Class B ordinary shares to be sold to Sequoia Capital 2010 CGF Holdco., Ltd. upon the completion of this offering in the concurrent private placement to Sequoia Capital 2010 CGF Holdco., Ltd., and (iii) 5,208,333 Class B ordinary shares acquirable from an existing shareholder upon the exercise of exchange options granted by the existing shareholder to Sequoia Capital 2010 CGF Holdco., Ltd. pursuant to an exchangeable note agreement, the existing shareholder issued exchangeable notes to Sequoia Capital 2010 CGF Holdco., Ltd. in the aggregate principal amount of US$5,000,000. The exchangeable notes are exchangeable, at the option of Sequoia Capital 2010 CGF Holdco., Ltd., into the number of Class B ordinary shares owned by the existing shareholder equivalent to the outstanding amount of the exchangeable notes divided by the applicable exchange price immediately upon completion of this offering. The exchange price per Class B ordinary share shall be equal to 80% of the public offering price of our ADSs, adjusted to reflect our ADS-to-ordinary share ratio. Based on the mid-point of the estimated range of the public offering price, the exchangeable notes can be exchanged into 5,208,333 Class B ordinary shares upon completion of this offering. Sequoia Capital 2010 CGF Holdco., Ltd. is wholly owned by Sequoia Capital China Growth 2010 Fund, L.P., Sequoia Capital China Growth 2010 Partners Fund, L.P. and Sequoia Capital China Growth 2010 Principals Fund, L.P. (collectively “SCC 2010 Growth Funds”). The SCC 2010 Growth Funds’ general partner is SC China Growth 2010 Management, L.P. The general partner of SC China Growth 2010 Management, L.P. is SC China Holding Limited, a company incorporated in the Cayman Islands. SC China Holding Limited is wholly owned by SNP China Enterprises Limited, a company wholly owned by Mr. Neil Nanpeng Shen. Mr. Neil Nanpeng Shen has the power to direct Sequoia Capital 2010 CGF Holdco, Ltd. as to the voting and disposition of shares directly or indirectly held by Sequoia Capital 2010 CGF Holdco, Ltd. Mr. Shen disclaims beneficial ownership of the shares held by Sequoia Capital 2010 CGF Holdco, Ltd., except to the extent of his pecuniary interest therein. The registered address of Sequoia Capital 2010 CGF Holdco, Ltd. is Cricket Square, Hutchins Drive, PO box 2681, Grand Cayman, KY1-1111, Cayman Islands.

History of Recent Security Issuances

On October 21, 2013, pursuant to a convertible note purchase agreement, we issued a convertible note due on June 30, 2014 in the aggregate principal amount of $20 million to Sequoia. The convertible note bears interest at 10% per annum, or 13% per annum upon an event of default, in both cases uncompounded and computed on the basis of the actual number of days elapsed. The convertible note will be automatically converted into our Class B ordinary shares upon completion of this offering. The conversion price per Class B ordinary share shall be equal to 80% of the public offering price of the ADSs adjusted to reflect our ADS-to-ordinary share ratio. Based on the mid-point of the estimated range of the public offering price, the convertible note will be automatically converted into 20,833,333 Class B ordinary shares upon the completion of this offering. In the event of automatic conversion triggered by this offering, the convertible note shall be deemed interest free between the date of issuance and the date of conversion.

Assuming that this offering occurs before December 31, 2013, in connection with the issuance and automatic conversion of the convertible note, we will recognize the interest expense of the convertible note and the change in the fair value of the embedded derivative relating to the convertible note in the aggregate amount of US$5 million through the consolidated statements of comprehensive income for the year and quarter ending December 31, 2013.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital is $50,000  consisting of (i) 955,878,540 ordinary shares of par value of US$0.00005 each, (ii) 30,275,360 Series B Preferred Shares of par value of US$0.00005 each and (iii) 13,846,100 Series B-1 Preferred Shares of par value US$0.00005 each. Our amended and restated memorandum and articles of association, which will become effective upon completion of this offering, provides for a dual-class share structure, with the 1,000,000,000 authorized ordinary shares divided into: (i) 700,000,000 Class A ordinary shares, par value US$0.00005 per share, and (ii) 300,000,000 Class B ordinary shares, par value US$0.00005 per share. As of the date of this prospectus, there are 231,428,220 ordinary shares issued and outstanding. Upon completion of this offering, we will have 57,860,000 Class A ordinary shares and 264,761,553 Class B ordinary shares issued and outstanding including (i) 20,833,333 Class B ordinary shares to be issued upon automatic conversion of the convertible note upon the completion of this public offering and (ii) 12,500,000 Class B ordinary shares to be issued and sold to Sequoia in the concurrent private placement. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

SHARES ELIGIBLE FOR FUTURE SALE

Upon closing of this offering, we will have 5,786,000 ADSs outstanding representing approximately 17.9% of our ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 3,226,215 shares immediately after this offering, or 3,313,005 shares if the underwriters exercise in full their option to purchase additional ADSs; and

Reserved ADSs

Concurrently with, and subject to, completion of this offering, Sequoia has agreed to purchase from us Class B ordinary shares, at a price per share equal to the public offering price of our ADSs, adjusted to reflect our ADS-to-ordinary share ratio, for the aggregate amount of US$15 million. Assuming an offering price of US$12.00 per ADS, the mid-point of the estimated range of the public offering price as set forth on the cover page of this prospectus, Sequoia would purchase 12,500,000 Class B ordinary shares. This investment is being made pursuant to an exemption from registration with the U.S. Securities and Exchange Commission under Regulation S of the Securities Act. Sequoia has agreed, subject to certain customary exceptions, not to, for a period of 180 days after the date of this prospectus, without the prior written consent of the representative on behalf of the underwriters, offer, sell, contract to sell, announce the intention to sell, issue, pledge, lend, grant or purchase any option, right or warrant for the sale of, or otherwise dispose of or transfer, any of our ordinary shares acquired in its investment.